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LMP REAL ESTATE INCOME FUND INC.

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LMP Real Estate Income Fund Inc. Announces Adjournment of Annual

Meeting of Stockholders

Contact Information:

Media:

Maria Rosati

(212) 805-6036

mrosati@leggmason.com

NEW YORK – June 10, 2015 – LMP Real Estate Income Fund Inc. (the “Fund”) (NYSE: RIT) announced on Monday, June 8, 2015 that the Fund’s reconvened annual meeting of stockholders (the “Meeting”) would be adjourned to June 16, 2015 because a quorum for the conduct of business was not present. The Meeting is adjourned to June 16, 2015 at 2:00 p.m. Eastern Time at the offices of Legg Mason at 620 Eighth Avenue (at 41st Street), 49th Floor, New York, New York, in order to provide additional time to gather votes for the necessary quorum.

Please remember that every vote is important. The Board urges any stockholders who have not voted to vote their proxies by entering their voting instructions at www.proxyvote.com or by calling 1-800-454-8683.

For any questions regarding the stockholder meeting or voting, please call D.F. King toll free at 1-866-751-6313.

The Fund is a non-diversified closed-end investment management company advised by Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and sub-advised by ClearBridge Investments, LLC (“ClearBridge”). LMPFA and ClearBridge are wholly owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Legg Mason is a global asset management firm with approximately $702.7 billion in assets under management as of March 31, 2015. Legg Mason provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland.

LMP Real Estate Income Fund Inc. is not sold or distributed by Legg Mason or any Legg Mason affiliate. Shares of the Fund are bought and sold through non-affiliated broker/dealers and trade on nationally recognized stock exchanges.